Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Developers Diversified Realty Corporation our report dated 23 August 2008, except as it relates to the events that raise substantial doubt about Macquarie DDR Trust’s ability to continue as a going concern as described in Note 1(b) (Going concern) and Note 27 (Events occurring after reporting date), as to which the date is 27 February 2009, relating to the financial statements of Macquarie DDR Trust which appears in Developers Diversified Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers
Sydney, Australia
13 October 2009